Testing the Waters Materials Related to Series #RABBIT

From the Rally App:

#RABBIT

POTTER: THE TALE OF PETER RABBIT (1ST ED.)

THIS INITIAL OFFERING IS COMING SOON!

The Tale of
PETER RABBIT.

OFFERING AMOUNT: $46,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL SHARE

NOTIFY WHEN ACTIVE

#RABBIT

POTTER: THE TALE OF PETER RABBIT (1ST ED.)

C.O.A. SPECS

FINANCIALS

Initial Offering Share Price	$4.60
Number of Shares	10,000
Initial Offering Market Cap.	$46,000
Storage Location	Rally

ASSET SPECIFICATIONS

Darren Sutherland
[redacted]

Authentication:

Potter, Beatrix. *The Tale of Peter Rabbit.* London: Privately printed, 1901. First edition.

On November 17, 2021, I inspected the above book, and to the best of my professional knowledge, the book represents an authentic copy of Beatrix Potter *The Tale of Peter Rabbit*, as issued, and as described above.

Attested and signed, dated November 17, 2021,

x

Darren Sutherland

Qualifications: Darren Sutherland has 25 years experience in the business of rare and antiquarian books, most recently with 10 years as the manager of the Strand Rare Book Room in New York, and 3 years as a specialist in rare books and manuscripts at Bonhams, performing numerous, and regular appraisals throughout.

#RABBIT | $46K

DIRECT ASSET SALES   TRADING ON RALLY

Prices are not adjusted for inflation

$50K
$40K
$30K
$20K
$10K
Jul '05
May '09
Mar '13
Feb '17
Dec '20

+46.8%

COMPARABLE ASSET VALUE CHANGE SINCE 07/12/2005

5

TRANSACTIONS SINCE 07/12/2005

NOTIFY WHEN ACTIVE

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point. The table below sets forth the data points plotted in the Chart.

Comparable Asset	Sale Date	Sale Price	Source/ Sale Venue
The Tale of Peter Rabbit by Beatrix Potter First Edition, First Issue	7/12/2005	$35,760.61	Sotheby's
The Tale of Peter Rabbit by Beatrix Potter First Edition, First Issue	2/27/2013	$36,904.83	Bloomsbury
The Tale of Peter Rabbit by Beatrix Potter First Edition, First Issue	3/30/2017	$14,984.27	Forum
The Tale of Peter Rabbit by Beatrix Potter First Edition, First Issue	12/4/2017	$37,500.00	Christie's
The Tale of Peter Rabbit by Beatrix Potter First Edition, First Issue	12/16/2020	$52,500.00	Heritage

"Beatrix Potter's most famous creation, Peter Rabbit, remains as popular as ever, despite his genesis being well over a century ago."

COUNTRY LIFE

COUNTRY LIFE

July 2021

JOIN THE CONVERSATION ›

NOTIFY WHEN ACTIVE

×

#RABBIT

POTTER: THE TALE OF PETER RABBIT (1ST ED.)

When Beatrix Potter wrote The Tale of Peter Rabbit, she was determined that her book should be small enough to fit comfortably in the hands of children. Publishers, not understanding Potter's innate gift for marketing, insisted her books be printed in a traditional size. Potter refused to budge, and after being rejected by six publishers, she went out on a limb and self-published the first edition of these stories in her vision. #RABBIT is one of these 250 First Edition copies of The Tale of Peter Rabbit, which would go on to be named one of Time Magazine's "100 Best Children's Books" in 2015.

BROWSE ALL DETAILS ›

#RABBIT | *Visuals*

In December 1903, Potter patented a Peter Rabbit doll — one of the first-ever patents on a literary character.

LAUNCH GALLERY ›

DESCRIPTION OF SERIES 1901 THE TALE OF PETER RABBIT

Investment Overview

•Upon completion of the Series #RABBIT Offering, Series #RABBIT will purchase a 1901 First Edition copy of The Tale of Peter Rabbit by Beatrix Potter for Series #RABBIT (The “Series 1901 The Tale of Peter Rabbit” or the “Underlying Asset” with respect to Series #RABBIT, as applicable), the specifications of which are set forth below.

•Beatrix Potter was a British author and artist known for writing the popular children’s book The Tale of Peter Rabbit.

•The Tale of Peter Rabbit is a children’s book written by Beatrix Potter

•The Underlying Asset is a 1901 First Edition copy of The Tale of Peter Rabbit by Beatrix Potter.

Asset Description

Overview & Authentication

•Beatrix Potter was born on July 28, 1866, in London.

•Potter had a rabbit named Peter that inspired the name of the book’s character.

•Potter first wrote about the character Peter Rabbit in 1893 in a letter to a sick 5-year-old. The letter includes a draft of the story and illustrations that would eventually become The Tale of Peter Rabbit.

•Potter wanted the book to be small and therefore fit easily in children’s hands. Publishers pushed her to make the book larger as they would be able to charge a higher price to readers. This disagreement led to six publishers rejecting the book. Potter self-published The Take of Peter Rabbit in December 1901, with the first 250 copies selling out in months.

•In December of 1903 Beatrix Potter patented a Peter Rabbit doll, this was one of the earliest patents on a literary character and was unusual for the time.

•The Tale of Peter Rabbit was named one of Time Magazine’s 100 Best Children’s Books in January 2015.

•According to Mental Floss: “More than 100 years after its original publication in 1902, Beatrix Potter's The Tale of Peter Rabbit remains one of the most beloved children's books ever printed.”

•Potter died on December 22, 1943.

•Potter’s Peter Rabbit character was adapted for a children’s 3d animation series that aired on Nickelodeon and the BBC.  It’s December 2012 Christmas episode aired on Nick Jr and CBeebies drew three million viewers and ranked as the number one program with K2-5 and K2-11 across all television in its time period.  The series official February 18. 2013 launch drew 1.7 million viewers and ranked as Nick’s highest-rated preschool series premiere since 2011.

•In 2018 Peter Rabbit was turned into a theatrically released motion picture which combined 3D animation and live action.  Released in February of 2018, by March it had already made 146 million worldwide.  It would go on to make more than 350 million worldwide with a total budget of only 50 million.  It spawned a sequel released in 2021.  Peter Rabbit 2: The Runaway was shot on a 45 million dollar budget and had a worldwide gross of over 150 million.

•The Underlying Asset is accompanied by a signed letter of authenticity from Darren Sutherland, a New York-based rare book specialist.

Notable Features

•The Underlying Asset is a 1901 First Edition copy of The Tale of Peter Rabbit by Beatrix Potter.

•The Underlying Asset is 1 of 250 examples from the First Issue printing of The Tale of Peter Rabbit.

•The Underlying Asset comes with its original light grey pictorial boards and flat spine.

•The Underlying Asset comes housed in a custom box.

Notable Defects

•The Underlying Asset exhibits “a little” soiling to “lightly worn” covers and spine ends.

•The Underlying Asset exhibits a “tiny” ink mark to its fore-edge.

Details

Series 1901 The Tale of Peter Rabbit
Title	The Tale of Peter Rabbit
Author	Beatrix Potter
Publisher	Privately Printed
Publication Date	1901
Edition	First Edition, First Issue
Rarity	1 of 250 (First Issue)

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1901 Tale of Peter Rabbit going forward.